Exhibit 99.1

August 8, 2012

Dear Shareholders,

Recently-enacted legislation allows Tri City Bankshares, and other banking companies with fewer than 1,200 shareholders, to remove their stock from registration under the Securities Exchange Act of 1934 and thereby terminate their obligation to file financial and other reports with the Securities and Exchange Commission (“SEC”).   This change has been hailed as a big win for community banks because eliminating the SEC reporting requirement will result in significant savings in professional fees for audit and legal services and reduce time spent by management and staff to prepare, review and file these reports.

At their meeting July 11, 2012 the Board of Directors approved the filing of Form 15 with the SEC to voluntarily deregister Tri City Bankshares Corporation’s common shares.  Our Form 15 has been filed with the SEC and we expect that it will become effective, and our SEC-reporting obligations will end, within the next 90 days.  Although the Company will no longer make filings with the SEC, we will continue to provide shareholders with financial information on a quarterly basis, and you will continue to receive an Annual Report with our audited financial statements as you have in the past.

Deregistration does not affect the oversight of our banking subsidiary by the Office of the Comptroller of the Currency as our primary regulator.  As of this writing, the OCC’s 2012 examination of the bank is well underway with examiners having been on-site for six weeks and scheduled for one more week to complete the exam.  We will also continue to file quarterly financial reports with the Federal Reserve and the FDIC for their review.  These reports are available to you at www.ffiec.gov just as they have been in the past.  The bank continues to be subject to the audit requirements of the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) and our annual financial statements will continue to be audited by independent auditors.

Tri City Bankshares Corporation’s stock is currently quoted at the OTCQB market tier and traded on the OTCQB Marketplace operated by the OTC Markets Group.  Deregistration under the Exchange Act does not disqualify our shares from being quoted and traded just as they have been in the past. Our trading symbol (“TRCY”) also remains unchanged.

Thank you for your support.

Very truly yours,

TRI CITY BANKSHARES CORPORATION

Ronald K. Puetz
Chairman and Chief Executive Officer